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PRAXAIR, INC.
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39 OLD RIDGEBURY ROAD, DANBURY, CT 06810-5113

[Addressee]

Re:	Praxair, Inc. (PX) 2003 Annual Meeting Shareholder Proposal Calling for the Redemption of Shareholder Rights

Dear

        We seek your support for the decision of Praxair's independent Board to adopt a shareholder rights plan. While we recognize that these plans are not popular with many institutional investors, we believe that Praxair merits an exception.

        As more fully explained below and in our proxy statement, it seems to us that any Board that has measurable excellence (independence, stock ownership, governance rating, shareholder return performance) is deserving of respect and deference as to its ability to represent the shareholders' interests when it comes to rights plans.

        In particular, we ask that you examine the appropriateness of a proposal that, in effect, seeks to overturn the business judgment of Praxair's Board in this matter in view of

1.
the substantial independence and stock ownership of our Board,

a.
all but one (the CEO) of our 10 directors meet ISS's* tests for "Independent Outside Director" (as well as Praxair's own strict independence standards—see page 33 of our proxy statement). Indeed, ISS* specifically commended the independence of our Board.

b.
Overall, the non-employee directors hold shares valued at an average of nearly 14X their base annual retainer. Excluding the newest director and two directors who are retiring next year, this average is 17.4X with none below 6.6X. (see page 5 of our proxy statement)

c.
Director stock ownership guidelines (see page 7 of our proxy statement) will serve to maintain, if not increase, this level of shareholder alignment.
2.
the company's excellent governance record,

a.
ISS's* "Corporate Governance Quotient" analysis indicates that Praxair, Inc. outperformed 94.5% of the S&P 500.

b.
ISS's* analysis also indicates that Praxair, Inc. outperformed 99.6% of its "Materials" peer/industry group.

c.
We believe that high governance standards are reflected in our Corporate Governance Guidelines (see page 29 of our proxy statement) and in the governance and Board practices that we employ (many of which are summarized at pps. 6-9 of our proxy statement).

3.
the company's excellent positive shareholder return performance vs. negative index and peer returns. As presented in the ISS analysis*:

SHAREHOLDER RETURN PERFORMANCE
	1 YEAR	3 YEAR	5 YEAR
PRAXAIR, INC.	+6.20%	+6.01%	+6.50%
INDEX (S&P 500)	-11.36%	-13.62%	-4.85%
PEER (S5 MATERIALS)	-4.90%	-6.32%	-0.61%

        It seems to us that a Board with this kind of record deserves at least the benefit of the doubt until evidence arises that it is not acting in the shareholders' interest.

        The standard arguments that shareholder rights "insulate management" and "alter the balance between shareholders and management" make sense only if the Board which adopts these rights plans is acting on behalf of management rather than the shareholders. The arguments seem to contain an implicit global assumption that no Board will represent the interests of shareholders when it considers a rights plan.

        At Praxair, we do not believe it appropriate or justified to equate our Board with "management". Rather, we view the Praxair Board to be elected by shareholders to represent their interests, and to provide oversight, advice and counsel to management. And the objective evidence indicates that this Board does exercise its fiduciary duties in representing the shareholders' interests.

        In a case where evidence indicates that a Board is not independent or is not otherwise serving the interests of shareholders, we might agree that Board approval of a shareholder rights plan might be suspect. But we don't see how such a position can be applied in a doctrinaire manner without considering the specific company context in which a Board makes this judgment.

        A fuller statement of our opposition to this proposal is contained in our 2/28/03 proxy statement at page 27.

        We ask that you support Praxair's Board and its objective performance by voting your shares AGAINST the subject proposal.

        Thank you in advance for your time and thoughtful consideration of this matter.

        I will reach for you by phone within the next few days to seek your views on this matter. In the meantime, if you prefer, I may be reached by return e-mail or by phone at [    ].

Very truly yours

*
ISS = Institutional Investor Services which issued to its clients its proxy analysis of Praxair, Inc. on 3/27/03.